Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

LIBERTY CAPSTARZ, INC.

The undersigned, in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law, does hereby certify as follows:

1.               The name of the corporation is Liberty CapStarz, Inc. (the “Corporation”).

2.               The Certificate of Incorporation, as amended, of the Corporation is hereby amended by striking out Article FIRST thereof and substituting in lieu of said Article the following new Article:

“FIRST. The name of the corporation is Liberty Media Corporation (the “Corporation”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned this 22nd day of September, 2011.

LIBERTY CAPSTARZ, INC.

By:	/s/ Charles Y. Tanabe
Name: Charles Y. Tanabe
Title: Executive Vice President